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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-14 of our report dated February 18, 2005, relating to the financial statements and financial highlights of AIM Floating Rate Fund, which appear in such Registration Statement. We also consent to the reference to us under the heading Financial Information.

PricewaterhouseCoopers LLP

Houston, Texas
January 20, 2006